Pricing Supplement dated September 21, 2018 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-212571 Barclays Bank PLC Airbag Autocallable Yield Notes

$276,000 Notes linked to the Class A shares of Apollo Global Management, LLC due September 30, 2019

$2,200,000 Notes linked to the common stock of salesforce.com, inc. due September 30, 2019

$3,637,000 Notes linked to the common stock of Devon Energy Corporation due September 30, 2019

Investment Description

Airbag Autocallable Yield Notes (the “Notes”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) linked to the performance of the common stock or Class A shares of a specific company (the “Underlying”). On a monthly basis, unless the Notes have been previously called, the Issuer will pay you a coupon (the “Monthly Coupon”) regardless of the performance of the Underlying. The Issuer will automatically call the Notes if the Closing Price of the Underlying on any quarterly Observation Date is greater than or equal to the Closing Price of the Underlying on the Trade Date (the “Initial Underlying Price”). If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes. If the Notes are not automatically called and the Closing Price of the Underlying on the Final Valuation Date (the “Final Underlying Price”) is greater than or equal to the specified Conversion Price, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the final Monthly Coupon. However, if the Notes are not automatically called and the Final Underlying Price is less than the Conversion Price, at maturity, the Issuer will pay the final Monthly Coupon and will deliver to you a number of shares of the Underlying equal to the principal amount per Note divided by the Conversion Price (the “Share Delivery Amount”) for each of your Notes, which shares are expected to be worth less than your principal amount and may have no value at all. Investing in the Notes involves significant risks. You may lose some or all of your principal. The Final Underlying Price is observed relative to the Conversion Price only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is expected to be limited to the Monthly Coupons paid on the Notes, and you are not expected to participate in any appreciation of the Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Features
❑	Monthly Coupon: Unless the Notes have been previously called, the Issuer will pay you a Monthly Coupon regardless of the performance of the Underlying.

❑	Automatic Call: The Issuer will automatically call the Notes if the Closing Price of the Underlying on any quarterly Observation Date is greater than or equal to the Initial Underlying Price. If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

❑	Downside Exposure with Contingent Repayment of Principal at Maturity: If the Notes are not automatically called and the Final Underlying Price is greater than or equal to the Conversion Price, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the final Monthly Coupon. However, if the Notes are not automatically called and the Final Underlying Price is less than the Conversion Price, at maturity, the Issuer will pay the final Monthly Coupon and will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount for each of your Notes, which shares are expected to be worth less than your principal amount and may have no value at all. The Final Underlying Price is observed relative to the Conversion Price only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

Key Dates
Trade Date:	September 21, 2018
Settlement Date[1]:	September 26, 2018
Coupon Payment Dates[2]:	Monthly
Observation Dates[2]:	Quarterly
Final Valuation Date[2]:	September 25, 2019
Maturity Date[2]:	September 30, 2019
[1]	See “Supplemental Plan of Distribution” for more details on the expected Settlement Date.

[2]	Subject to postponement. See “Final Terms” on page PS-6 of this pricing supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE UP TO THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-9 OF THIS PRICING SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE S-7 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OF THE NOTES, BY ACQUIRING THE NOTES, EACH HOLDER OF THE NOTES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE PS-4 OF THIS PRICING SUPPLEMENT.

Note Offerings

This pricing supplement relates to three separate Airbag Autocallable Yield Notes we are offering. Each of the three Notes is linked to the common stock or Class A shares of a different company, and each of the three Notes has its own Coupon Rate, Initial Underlying Price and Conversion Price , as specified in the table below. The Notes will be issued in minimum denominations equal to $1,000 and integral multiples of $1,000. The Monthly Coupon is a fixed amount payable monthly based on the per annum Coupon Rate (subject to the automatic call feature of the Notes).

Underlying	Total Coupon Payable over the Term of the Notes*	Coupon Rate per Annum	Initial Underlying Price	Conversion Price**	CUSIP/ ISIN
Class A shares of Apollo Global Management, LLC (APO)	7.80%	7.80%	$36.07	$32.46, which is 90.00% of the Initial Underlying Price	06746U430 / US06746U4307
Common stock of salesforce.com, inc. (CRM)	7.55%	7.55%	$155.52	$139.97, which is 90.00% of the Initial Underlying Price	06746U422 / US06746U4224
Common stock of Devon Energy Corporation (DVN)	8.70%	8.70%	$40.55	$34.47, which is 85.00% of the Initial Underlying Price	06746U414 / US06746U4141
* Subject to an earlier automatic call	** Rounded to two decimal places

See “Additional Information about Barclays Bank PLC and the Notes” on page PS-2 of this pricing supplement. The Notes will have the terms specified in the prospectus dated March 30, 2018, the prospectus supplement dated July 18, 2016 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any of the Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]		Underwriting Discount		Proceeds to Barclays Bank PLC
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the Class A shares of Apollo Global Management, LLC	$276,000	$1,000	$4,140	$15	$271,860	$985
Notes linked to the common stock of salesforce.com, inc.	$2,200,000	$1,000	$33,000	$15	$2,167,000	$985
Notes linked to the common stock of Devon Energy Corporation	$3,637,000	$1,000	$54,555	$15	$3,582,445	$985

1 Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is $969.40 per Note for Notes linked to the Class A shares of Apollo Global Management, LLC; $980.40 per Note for Notes linked to the common stock of salesforce.com, inc.; and $979.20 per Note for Notes linked to the common stock of Devon Energy Corporation. In respect of each offering, the estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

You should read this pricing supplement together with the prospectus dated March 30, 2018, as supplemented by the prospectus supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms discussed in this pricing supplement differ from those in the prospectus or prospectus supplement, the terms discussed herein will control.

When you read the prospectus supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated March 30, 2018, or to the corresponding sections of that prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Prospectus dated March 30, 2018: http://www.sec.gov/Archives/edgar/data/312070/000119312518103150/d561709d424b3.htm

t	Prospectus supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC. In this pricing supplement, “Notes” refers to the three different series of Airbag Autocallable Yield Notes that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately five months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-9 of this pricing supplement.

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Investor Suitability

The Notes may be suitable for you if:

t	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire principal amount.

t	You can tolerate a loss of some or all of your investment and are willing to make an investment that may have up to the full downside market risk of an investment in the Underlying.

t	You understand that you may not receive a cash payment at maturity and are instead willing to accept delivery of the shares of the Underlying if the Final Underlying Price is less than the Conversion Price.

t	You believe the Final Underlying Price is not likely to be less than the Conversion Price and, if it is, you can tolerate receiving shares of the Underlying at maturity expected to be worth less than your principal amount and that may have no value at all.

t	You understand and accept that you are not expected to participate in any appreciation of the Underlying, which may be significant, and that your return potential on the Notes is limited to the Monthly Coupons paid on the Notes.

t	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

t	You are willing and able to hold Notes that will be called on the earliest Observation Date on which the Closing Price of the Underlying is greater than or equal to the Initial Underlying Price, and you are otherwise willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

t	You are willing to invest in the Notes based on the applicable Coupon Rate specified on the cover of this pricing supplement.

t	You are willing to forgo any dividends paid on the Underlying.

t	You understand and are willing to accept the single equity risk associated with the Notes and understand and are willing to accept the risks associated with the Underlying.

t	You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Notes, including any repayment of principal.

The Notes may not be suitable for you if:

t	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire principal amount.

t	You require an investment designed to provide a full return of principal at maturity, you cannot tolerate a loss of some or all of your investment or you are not willing to make an investment that may have up to the full downside market risk of an investment in the Underlying.

t	You require a cash payment at maturity and are not willing to accept delivery of the shares of the Underlying if the Final Underlying Price is less than the Conversion Price.

t	You believe the Final Underlying Price is likely to be less than the Conversion Price, which could result in a total loss of your principal amount, or you cannot tolerate receiving shares of the Underlying at maturity expected to be worth less than your principal amount and that may have no value at all.

t	You seek an investment that participates in the full appreciation in the price of the Underlying and whose return is not limited to the Monthly Coupons paid on the Notes.

t	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

t	You are unable or unwilling to hold Notes that will be called on the earliest Observation Date on which the Closing Price of the Underlying is greater than or equal to the Initial Underlying Price, or you are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

t	You are unwilling to invest in the Notes based on the applicable Coupon Rate specified on the cover of this pricing supplement.

t	You prefer to receive any dividends paid on the Underlying.

t	You do not understand or are not willing to accept the single equity risk associated with the Notes or do not understand or are not willing to accept the risks associated with the Underlying.

t	You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments due to you under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-9 of this pricing supplement and the “Risk Factors” beginning on page S-7 of the prospectus supplement for risks related to an investment in the Notes. For more information about the Underlying to which your Notes are linked, please see the sections titled “Information about the Underlyings,” and “Apollo Global Management, LLC,” “salesforce.com, inc.” or “Devon Energy Corporation,” as applicable, below.

Final Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount:	$1,000 per Note
Term[2,3]:	Approximately one year, unless called earlier
Reference Asset[3]:	The common stock or Class A shares of a specific company, as set forth on the cover of this pricing supplement (the “Underlying”)
Automatic Call Feature:	The Issuer will automatically call the Notes if the Closing Price of the Underlying on any quarterly Observation Date is greater than or equal to the Initial Underlying Price. If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.
Observation Dates[2]:	Quarterly, on December 21, 2018, March 21, 2019, June 21, 2019 and September 25, 2019. The final Observation Date, September 25, 2019, is the “Final Valuation Date.”
Call Settlement Dates[2]:	The Coupon Payment Date immediately following the applicable Observation Date; provided that, if the Notes are automatically called on the Final Valuation Date, the related Call Settlement Date will be the Maturity Date.
Coupon Payment Dates[2]:	Monthly, until maturity or earlier automatic call as listed in the “Coupon Payment Dates” section below.
Monthly Coupon:

The Monthly Coupon is a fixed amount payable monthly based on the per annum Coupon Rate, regardless of the performance of the Underlying, subject to an earlier automatic call.

The Coupon Rate is (i) 7.80% per annum for Notes linked to the Class A shares of Apollo Global Management, LLC, (ii) 7.55% per annum for Notes linked to the common stock of salesforce.com, inc. and (iii) 8.70% per annum for Notes linked to the common stock of Devon Energy Corporation.

Accordingly, the Monthly Coupon payable on each Coupon Payment Date is (i) 0.65% ($6.50 per Note) per month for Notes linked to the Class A shares of Apollo Global Management, LLC, (ii) 0.6292% ($6.2917 per Note) per month for Notes linked to the common stock of salesforce.com, inc. and (iii) 0.725% ($7.25 per Note) per month for Notes linked to the common stock of Devon Energy Corporation.

Payment at Maturity (per Note)[4]:

➢ If the Notes are not automatically called and the Final Underlying Price is greater than or equal to the Conversion Price, the Issuer will pay you a cash payment on the Maturity Date equal to $1,000 per Note plus the final Monthly Coupon.

➢ If the Notes are not automatically called and the Final Underlying Price is less than the Conversion Price, at maturity, the Issuer will pay the final Monthly Coupon and will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount (subject to adjustments) for each Note.

The Share Delivery Amount is expected to be worth less than the principal amount and may have no value at all. Accordingly, you may lose some or all of your principal at maturity, depending on how much the Underlying declines. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Conversion Price[3]:	A percentage of the Initial Underlying Price of the Underlying, as specified on the cover of this pricing supplement
Share Delivery Amount[3,4]:

A number of shares of the Underlying equal to (1) the principal amount per Note of $1,000 divided by (2) the Conversion Price (rounded to four decimal places)

The Share Delivery Amount is equal to:

For Notes linked to the Class A shares of Apollo Global Management, LLC: 30.8071 shares per Note.

For Notes linked to the common stock of salesforce.com, inc.: 7.1444 shares per Note.

For Notes linked to the common stock of Devon Energy Corporation: 29.0107 shares per Note.

Initial Underlying Price[3]:	The Closing Price of the Underlying on the Trade Date, as specified on the cover of this pricing supplement
Final Underlying Price[3]:	The Closing Price of the Underlying on the Final Valuation Date
Closing Price[3]:	Closing Price has the meaning set forth under “Reference Assets—Equity Securities—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	Each Observation Date may be postponed if that Observation Date is not a scheduled trading day or if a market disruption event occurs on that Observation Date as described under “Reference Assets—Equity Securities—Market Disruption Events for Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement. In addition, a Coupon Payment Date, a Call Settlement Date and/or the Maturity Date will be postponed if that day is not a business day or if the relevant Observation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

[3]	In the case of certain corporate events related to the Underlying, the Calculation Agent may adjust any variable, including but not limited to, the Underlying, Initial Underlying Price, Final Underlying Price, Conversion Price, Share Delivery Amount and Closing Price of the Underlying if the Calculation Agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the Underlying. The Calculation Agent may accelerate the Maturity Date upon the occurrence of certain reorganization events and additional adjustment events. For more information, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset“ in the accompanying prospectus supplement.

[4]	If you receive shares of the Underlying at maturity, we will pay cash in lieu of delivering any fractional shares of the Underlying in an amount equal to that fraction multiplied by the Final Underlying Price.

Investment Timeline
Trade Date:	The Closing Price of the Underlying (the Initial Underlying Price) is observed, the Coupon Rate is set and the Conversion Price and Share Delivery Amount are determined.
Monthly (including at maturity if not previously called):	The Issuer will pay you the applicable Monthly Coupon.
Quarterly (including the Final Valuation Date):

The Issuer will automatically call the Notes if the Closing Price of the Underlying on any quarterly Observation Date is greater than or equal to the Initial Underlying Price.

If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

Maturity Date:

The Final Underlying Price is determined as of the Final Valuation Date.

If the Notes are not automatically called and the Final Underlying Price is greater than or equal to the Conversion Price, the Issuer will pay you a cash payment on the Maturity Date equal to $1,000 per Note plus the final Monthly Coupon.

If the Notes are not automatically called and the Final Underlying Price is less than the Conversion Price, at maturity, the Issuer will pay the final Monthly Coupon and will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount (subject to adjustments) for each Note.

The Share Delivery Amount is expected to be worth less than the principal amount and may have no value at all. Accordingly, you may lose some or all of your principal at maturity, depending on how much the Underlying declines.

Investing in the Notes involves significant risks. You may lose some or all of your principal. The Final Underlying Price is observed relative to the Conversion Price only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. You may receive shares at maturity that are expected to be worth less than your principal amount and may have no value at all. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is expected to be limited to the Monthly Coupons paid on the Notes, and you are not expected to participate in any appreciation of the Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

Coupon Payment Dates

Subject to the automatic call feature of the Notes, the Monthly Coupon is a fixed amount payable monthly on the Coupon Payment Dates listed below.

October 24, 2018	April 25, 2019
November 26, 2018	May 23, 2019
December 27, 2018	June 25, 2019
January 24, 2019	July 24, 2019
February 25, 2019	August 23, 2019
March 25, 2019	September 30, 2019

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the Underlying. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

t	You may lose some or all of your principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Notes at maturity. If the Notes are not automatically called, the Issuer will pay you the principal amount of your Notes in cash only if the Final Underlying Price is greater than or equal to the Conversion Price and will make such payment only at maturity. If the Notes are not automatically called and the Final Underlying Price is less than the Conversion Price, the Issuer will pay the final Monthly Coupon and will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount at maturity for each Note that you own. Therefore, if the Notes are not automatically called and the Final Underlying Price is less than the Conversion Price, you will receive the final Monthly Coupon, but you will be exposed to any such decline below the Conversion Price at a proportionately higher rate than the percentage decline of the Underlying below the Conversion Price, as measured from the Initial Underlying Price. For example, if the Conversion Price were 90% of the Initial Underlying Price, the Notes were not automatically called and the Final Underlying Price were less than the Conversion Price, you would lose approximately 1.1111% of your $1,000 principal amount per Note at maturity for each additional 1% that the Final Underlying Price was less than the Conversion Price, as measured from the Initial Underlying Price. If you receive shares of the Underlying at maturity, their value on the Final Valuation Date will be less than the principal amount of the Notes, and they may have no value at all. The value of those shares may decrease further between the Final Valuation Date and the Maturity Date.

t	Contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your principal amount even if at that time the price of the Underlying is greater than or equal to the Conversion Price.

t	Your return potential on the Notes is expected to be limited to the Monthly Coupons paid on the Notes, and you are not expected to participate in any appreciation of the Underlying — The return potential of the Notes is expected to be limited to the pre-specified per annum Coupon Rate, regardless of any appreciation of the Underlying. In addition, if the Notes are automatically called pursuant to the automatic call feature, you will not receive Monthly Coupons or any other payment in respect of any Coupon Payment Dates after the applicable Call Settlement Date. Because the Notes could be called as early as the first Observation Date, the total return on the Notes could be minimal. If the Notes are not automatically called, you may be subject to the decline in the price of the Underlying even though you are not expected to participate in any of the Underlying’s appreciation. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlying.

t	Reinvestment risk — If your Notes are automatically called early, the holding period over which you would receive the per annum Coupon Rate could be as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. The likelihood that the Notes will be automatically called prior to the Maturity Date is highest earlier in their term. Generally, the longer the Notes remain outstanding, the less likely it is that the Notes will be automatically called, due to the decline in the price of the Underlying that has caused the Notes not to be automatically called on an earlier Observation Date and the shorter time remaining for the price of the Underlying to increase to or above the Initial Underlying Price on a subsequent Observation Date. If the Notes are not automatically called, you might be exposed to the full decline in the Underlying.

t	A higher Coupon Rate and/or a lower Conversion Price may reflect greater expected volatility of the Underlying, which is generally associated with a greater risk of loss — Volatility is a measure of the degree of variation in the price of the Underlying over a period of time. The greater the expected volatility at the time the terms of the Notes are set, the greater the expectation is at that time that you may lose some or all of your principal at maturity. In addition, the economic terms of the Notes, including the Coupon Rate and the Conversion Price, are based, in part, on the expected volatility of the Underlying at the time the terms of the Notes are set, where higher expected volatility will generally be reflected in a higher Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Conversion Price as compared to otherwise comparable securities. Accordingly, a higher Coupon Rate will generally be indicative of a greater risk of loss while a lower Conversion Price does not necessarily indicate that the Notes have a greater likelihood of returning your principal at maturity. You should be willing to accept the downside market risk of the Underlying and the potential loss of some or all of your principal at maturity.

t	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

t	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

t	Single equity risk — The price of the Underlying can rise or fall sharply due to factors specific to the Underlying and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the Underlying.

t	Owning the Notes is not the same as owning the Underlying — The return on your Notes may not reflect the return you would realize if you actually owned the Underlying. For instance, as a holder of the Notes, you will not have voting rights, rights to receive cash dividends or other distributions or any other rights that holders of the Underlying would have.

t	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation as specified on the cover of this pricing supplement to the Agents in connection with the distribution of the Notes, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

t	There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

t	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and the Underlying.

t	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the Underlying will rise or fall. There can be no assurance that the Underlying price will not close below the Conversion Price on the Final Valuation Date. The price of the Underlying will be influenced by complex and interrelated political, economic, financial and other factors that affect the Underlying. You should be willing to accept the downside risks of owning equities in general and the Underlying in particular, and the risk of losing some or all of your principal amount.

t	Potential Barclays Bank PLC impact on the market price of the Underlying — Trading or transactions by Barclays Bank PLC or its affiliates in the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying may adversely affect the market price of the Underlying and, therefore, the market value of the Notes.

t	Antidilution adjustments — For certain corporate events affecting the Underlying, the Calculation Agent may make adjustments to the number of shares of the Underlying that may be delivered at maturity, the Initial Underlying Price and the Conversion Price for the Underlying. However, the Calculation Agent will not make such adjustments in response to all events that could affect the Underlying. If an event occurs that does not require the Calculation Agent to make such adjustments, the value of the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the Calculation Agent, which will be binding on you absent manifest error. The Calculation Agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this pricing supplement or the prospectus supplement as necessary to achieve an equitable result.

t	In some circumstances, the payment you receive on the Notes may be based on the shares of another company and not the Underlying — Following certain corporate events relating to the issuer of the Underlying where the issuer is not the surviving entity, your return on the Notes paid by the Issuer may be based on the shares of a successor to the Underlying issuer or any cash or any other assets distributed to holders of the Underlying in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the prospectus supplement. Regardless of the occurrence of one or more dilution or reorganization events, at maturity the Issuer will pay an amount in cash equal to your principal amount unless the Final Underlying Price is less than the Conversion Price (as such Conversion Price may be adjusted by the Calculation Agent upon occurrence of one or more such events).

t	Many economic and market factors will impact the value of the Notes — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes at issuance and their value in the secondary market. Accordingly, in addition to the price of the Underlying on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

t	the expected volatility of the Underlying;

t	the time to maturity of the Notes;

t	the dividend rate on the Underlying;

t	interest and yield rates in the market generally;

t	supply and demand for the Notes;

t	a variety of economic, financial, political, regulatory and judicial events; and

t	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

t	The estimated value of your Notes is lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

t	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

t	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

t	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

t	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 for further information.

t	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlying. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underlying and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the Underlying is to be determined; determining whether to adjust any variable described herein in the case of certain corporate events related to the Underlying that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of the Underlying; and determining whether to accelerate the maturity date upon the occurrence of certain reorganization events and additional adjustment events. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

t	Tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of an Investment in the Notes?” on page PS-17 of this pricing supplement.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment upon a call or at maturity for a $1,000 principal amount Note on a hypothetical offering of the Notes under various scenarios, with the assumptions set forth below.* You should not take these examples or the table below as an indication or assurance of the expected performance of the Notes. The examples and the table below do not take into account any tax consequences from investing in the Notes. Numbers appearing in the examples and the table below have been rounded for ease of analysis.

Term:	Approximately one year (unless called earlier)
Hypothetical Coupon Rate **:	6.00% per annum (or 0.50% per month)
Hypothetical Monthly Coupon:	$5.00 per month
Hypothetical Initial Underlying Price:	$100.00
Hypothetical Conversion Price:	$90.00 (which is 90% of the hypothetical Initial Underlying Price)
Hypothetical Share Delivery Amount:	11.1111 shares per Note ($1,000 / hypothetical Conversion Price of $90.00)
Observation Dates:	Observation Dates will occur quarterly as set forth under “Final Terms—Observation Dates” in this pricing supplement.

*	Terms used for purposes of these hypothetical examples do not represent the actual Coupon Rate per annum, Initial Underlying Price, Conversion Price or Share Delivery Amount applicable to the Notes. The hypothetical Initial Underlying Price of $100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Underlying Price. The actual Coupon Rate per annum, Initial Underlying Price and Conversion Price applicable to each Note offering are indicated on the cover of this pricing supplement. The actual Share Delivery Amount applicable to each Note offering is indicated under “Final Terms—Share Delivery Amount” in this pricing supplement. For historical Closing Prices of the Underlying to which your Notes are linked, please see the historical information set forth under the section titled “Apollo Global Management, LLC,” “salesforce.com, inc.” or “Devon Energy Corporation,” as applicable, below. We cannot predict the Closing Price of the Underlying on any day during the term of the Notes, including on any Observation Date.

**	The Monthly Coupon is a fixed amount payable monthly based on the per annum Coupon Rate (unless earlier called).

The examples below and the return table on the following page are purely hypothetical and are not based on any specific offering of Notes linked to any specific Underlying. These examples and return table are intended to illustrate (a) under what circumstances the Notes will be subject to an automatic call, (b) how the value of the payment at maturity on the Notes will depend on whether the Final Underlying Price is less than the Conversion Price and (c) how the total return on the Notes may be less than the total return on a direct investment in the applicable Underlying in certain scenarios. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payments per Note over the term of the Notes to the $1,000 principal amount.

Example 1 — Notes Are Automatically Called on the First Observation Date

Date	Closing Price	Payment (per Note)
First Observation Date	$105.00	Closing Price of Underlying at or above Initial Underlying Price; Notes are automatically called. Issuer pays principal plus Monthly Coupon of $5.00 on Call Settlement Date. Issuer has already paid two Monthly Coupons of $5.00 each by the first Observation Date.
Total Payments (per Note):	Payment on Call Settlement Date:	$1,005.00 ($1,000.00 + $5.00)
	Prior Monthly Coupons:	$10.00 ($5.00 × 2)
	Total:	$1,015.00
	Total Return:	1.50%

Because the Closing Price of the Underlying is greater than or equal to the Initial Underlying Price on the first Observation Date, the Notes are automatically called on that Observation Date. The Issuer will pay you on the Call Settlement Date $1,005.00 per Note, which is equal to your principal amount plus the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes. In addition, the Issuer will have paid Monthly Coupons of $5.00 on each of the two preceding Coupon Payment Dates. Accordingly, the Issuer will have paid a total of $1,015.00 per Note for a 1.50% total return on the Notes.

Example 2 — Notes Are Automatically Called on the Final Valuation Date

Date	Closing Price	Payment (per Note)
First Observation Date	$85.00	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called.
Second Observation Date	$90.00	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called.
Third Observation Date	$95.00	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called.
Fourth Observation Date (the Final Valuation Date)	$115.00	Closing Price of Underlying at or above Initial Underlying Price; Notes are automatically called; Issuer pays principal plus Monthly Coupon of $5.00 on Call Settlement Date, which is also the Maturity Date. Issuer has already made 11 Monthly Coupons of $5.00 each by the Final Valuation Date.
Total Payments (per Note):	Payment on Call Settlement Date:	$1,005.00 ($1,000.00 + $5.00)
	Prior Monthly Coupons:	$55.00 ($5.00 × 11)
	Total:	$1,060.00
	Total Return:	6.00%

Because the Closing Price of the Underlying is less than the Initial Underlying Price on each Observation Date until the final Observation Date (which is the Final Valuation Date) and the Closing Price of the Underlying is greater than or equal to the Initial Underlying Price on the Final Valuation Date, the Notes are automatically called on the Final Valuation Date. The Issuer will pay you on the Call Settlement Date (which is also the Maturity Date) $1,005.00 per Note, which is equal to your principal amount plus the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date. In addition, the Issuer will have paid Monthly Coupons of $5.00 on each of the eleven preceding Coupon Payment Dates. Accordingly, the Issuer will have paid a total of $1,060.00 per Note for a 6.00% total return on the Notes.

Example 3 — Notes Are NOT Automatically Called and the Final Underlying Price Is At or Above the Conversion Price

Date	Closing Price	Payment (per Note)
First Observation Date	$95.00	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called.
Second Observation Date	$90.00	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called.
Third Observation Date	$85.00	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called.
Fourth Observation Date (the Final Valuation Date)	$92.50	Closing Price of Underlying below Initial Underlying Price; Notes are NOT automatically called. Final Underlying Price at or above the Conversion Price; Issuer pays principal plus Monthly Coupon of $5.00 on the final Coupon Payment Date, which is also the Maturity Date. Issuer has already made 11 Monthly Coupons of $5.00 each by the Final Valuation Date.
Total Payments (per Note):	Payment at Maturity:	$1,005.00 ($1,000.00 + $5.00)
	Prior Monthly Coupons:	$55.00 ($5.00 × 11)
	Total:	$1,060.00
	Total Return:	6.00%

Because the Closing Price of the Underlying is less than the Initial Underlying Price on each Observation Date, the Notes are not automatically called. Because the Final Underlying Price is greater than or equal to the Conversion Price, the Issuer will pay you on the Maturity Date $1,005.00 per Note, which is equal to your principal amount plus the final Monthly Coupon. In addition, the Issuer will have paid Monthly Coupons of $5.00 on each of the eleven preceding Coupon Payment Dates. Accordingly, the Issuer will have paid a total of $1,060.00 per Note for a 6.00% total return on the Notes.

Example 4 — Notes Are NOT Automatically Called and the Final Underlying Price Is Below the Conversion Price

Date	Closing Price	Payment (per Note)
First Observation Date	$95.00	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called.
Second Observation Date	$80.00	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called.
Third Observation Date	$65.00	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called.
Fourth Observation Date (the Final Valuation Date)	$40.00	Closing Price of Underlying below Initial Underlying Price; Notes NOT automatically called. Final Underlying Price below Conversion Price; Issuer delivers the Share Delivery Amount (with fractional shares paid in cash) plus pays Monthly Coupon of $5.00 on the final Coupon Payment Date, which is also the Maturity Date. Issuer has already made 11 Monthly Coupons of $5.00 each by the Final Valuation Date.
Total Payments (per Note):	Value of Shares Received (as of Final Valuation Date*):	$440.00 (11 shares × $40.00)
	Value of Fractional Shares Paid in Cash:	$4.44 (0.1111 shares × $40.00)
	Value of the Final Monthly Coupon:	$5.00
	Total Value of Payment at Maturity:	$449.44
	Prior Monthly Coupons:	$55.00 ($5.00 × 11)
	Total:	$504.44
	Total Return:	-49.56%

Because the Closing Price of the Underlying is less than the Initial Underlying Price on each Observation Date, the Notes are not automatically called. Because the Final Underlying Price is less than the Conversion Price, the Issuer will deliver to you on the Maturity Date the number of shares of the Underlying equal to the Share Delivery Amount for every Note you hold and will pay cash based on the Final Underlying Price for any fractional shares included in the Share Delivery Amount plus the final Monthly Coupon. In addition, the Issuer will have paid Monthly Coupons of $5.00 on each of the eleven preceding Coupon Payment Dates. Accordingly, the Issuer will have delivered shares and paid cash with a total value of $504.44 per Note for a -49.56% total return on the Notes, as of the Final Valuation Date*.

* The value of shares received at maturity and the total return on the Notes at that time depends on the Closing Price of the Underlying on the Maturity Date, rather than the Final Valuation Date, and is expected to be worth less than the principal amount or may have no value at all.

Hypothetical Return Table of the Notes at Maturity

The table below assumes that the Notes are not automatically called at any time during the term of the Notes prior to the Final Valuation Date pursuant to the automatic call feature and illustrates the payment at maturity per Note on a hypothetical offering of the Notes, based on the following assumptions*:

Principal Amount:	$1,000
Term:	Approximately one year (unless called earlier)
Hypothetical Coupon Rate per annum**:	6.00% per annum (or 0.50% per month)
Hypothetical Monthly Coupon:	$5.00 per month
Hypothetical Initial Underlying Price:	$100.00
Hypothetical Conversion Price:	$90.00 (which is 90% of the hypothetical Initial Underlying Price)
Hypothetical Share Delivery Amount:	11.1111 shares per Note ($1,000 / hypothetical Conversion Price of $90.00)
Hypothetical Dividend Yield on the Underlying***	2.00% per annum

*	Terms used for purposes of these hypothetical examples do not represent the actual Coupon Rate per annum, Initial Underlying Price, Conversion Price or Share Delivery Amount applicable to the Notes. The hypothetical Initial Underlying Price of $100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Underlying Price. The actual Coupon Rate per annum, Initial Underlying Price and Conversion Price applicable to each Note offering are indicated on the cover of this pricing supplement. The actual Share Delivery Amount applicable to each Note offering is indicated under “Final Terms—Share Delivery Amount” in this pricing supplement. For historical Closing Prices of the Underlying to which your Notes are linked, please see the historical information set forth under the section titled “Apollo Global Management, LLC,” “salesforce.com, inc.” or “Devon Energy Corporation,” as applicable, below.

**	The Monthly Coupon is a fixed amount payable monthly based on the per annum Coupon Rate (unless earlier called).

***	Dividend yield assumed received by holders of the Underlying during the term of the Notes. The actual dividend yield for any Underlying may vary from the assumed dividend yield used for purposes of the following examples. Regardless, investors in the Notes will not receive any dividends paid on the Underlying.

Underlying			No Previous Automatic Call and Conversion Event Does Not Occur(1)		No Previous Automatic Call and Conversion Event Occurs(2)
Final Underlying Price(3)	Underlying Return	Total Return on the Underlying Equity at Maturity(4)	Payment at Maturity + Coupon Payments	Total Return on the Notes at Maturity(5)	Value of Share Delivery Amount(6)	Value of Share Delivery Amount + Coupon Payments(7)	Total Return on the Notes at Maturity(8)
$150.00	50.00%	52.00%	$1,060.00	6.00%	n/a	n/a	n/a
$145.00	45.00%	47.00%	$1,060.00	6.00%	n/a	n/a	n/a
$140.00	40.00%	42.00%	$1,060.00	6.00%	n/a	n/a	n/a
$135.00	35.00%	37.00%	$1,060.00	6.00%	n/a	n/a	n/a
$130.00	30.00%	32.00%	$1,060.00	6.00%	n/a	n/a	n/a
$125.00	25.00%	27.00%	$1,060.00	6.00%	n/a	n/a	n/a
$120.00	20.00%	22.00%	$1,060.00	6.00%	n/a	n/a	n/a
$115.00	15.00%	17.00%	$1,060.00	6.00%	n/a	n/a	n/a
$110.00	10.00%	12.00%	$1,060.00	6.00%	n/a	n/a	n/a
$105.00	5.00%	7.00%	$1,060.00	6.00%	n/a	n/a	n/a
$100.00	0.00%	2.00%	$1,060.00	6.00%	n/a	n/a	n/a
$95.00	-5.00%	-3.00%	$1,060.00	6.00%	n/a	n/a	n/a
$90.00	-10.00%	-8.00%	$1,060.00	6.00%	n/a	n/a	n/a
$85.00	-15.00%	-13.00%	n/a	n/a	$944.44	$1,004.44	0.44%
$80.00	-20.00%	-18.00%	n/a	n/a	$888.89	$948.89	-5.11%
$75.00	-25.00%	-23.00%	n/a	n/a	$833.33	$893.33	-10.67%
$70.00	-30.00%	-28.00%	n/a	n/a	$777.78	$837.78	-16.22%
$65.00	-35.00%	-33.00%	n/a	n/a	$722.22	$782.22	-21.78%
$60.00	-40.00%	-38.00%	n/a	n/a	$666.67	$726.67	-27.33%
$55.00	-45.00%	-43.00%	n/a	n/a	$611.11	$671.11	-32.89%
$50.00	-50.00%	-48.00%	n/a	n/a	$555.56	$615.56	-38.44%
$45.00	-55.00%	-53.00%	n/a	n/a	$500.00	$560.00	-44.00%
$40.00	-60.00%	-58.00%	n/a	n/a	$444.44	$504.44	-49.56%
$35.00	-65.00%	-63.00%	n/a	n/a	$388.89	$448.89	-55.11%
$30.00	-70.00%	-68.00%	n/a	n/a	$333.33	$393.33	-60.67%

(1)	A conversion event does not occur if the Final Underlying Price is greater than or equal to the Conversion Price.
(2)	A conversion event occurs if the Final Underlying Price is less than the Conversion Price.
(3)	The Final Underlying Price is as of the Final Valuation Date if the Final Underlying Price is greater than or equal to the Conversion Price. If the Final Underlying Price is less than the Conversion Price, the Final Underlying Price is as of the Final Valuation Date and the Maturity Date. The Final Underlying Price range is provided for illustrative purposes only. The actual Underlying return may be below -70% and you therefore may lose up to 100% of your principal amount.
(4)	The total return at maturity on the Underlying assumes a 2.00% cash dividend payment.
(5)	The total return at maturity on the Notes includes Monthly Coupons received during the term of the Notes.
(6)	The value of the Share Delivery Amount consists of the total shares included in the Share Delivery Amount multiplied by the Closing Price of the Underlying on the Maturity Date, rather than the Final Valuation Date. The value of the Share Delivery Amount may decline from the Final Valuation Date to the Maturity Date. If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the Final Underlying Price.
(7)	The value of the Share Delivery Amount, including cash in lieu of fractional shares, plus the Monthly Coupons received during the term of the Notes
(8)	The total return at maturity on the Notes includes Monthly Coupons received during the term of the Notes.

What Are the Tax Consequences of an Investment in the Notes?

Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Notes. Our special tax counsel, Davis Polk & Wardwell LLP, believes that it is reasonable to treat a Note for U.S. federal income tax purposes as a put option (the “Put Option”) written by you to us with respect to the applicable Underlying, secured by a cash deposit equal to the Issue Price of the Note (the “Deposit”), which will have an annual yield based on our cost of borrowing, as shown below. If this treatment is respected, only a portion of each Monthly Coupon payment will be attributable to interest on the Deposit; the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”). By purchasing the Notes, you agree to treat the Notes for U.S. federal income tax purposes consistently with the treatment and allocation as described above. We will follow this approach in determining our information reporting responsibilities, if any.

Assuming the treatment and allocation described above are respected, (a) interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to the taxable disposition of the Notes (including pursuant to an automatic call or at maturity), and (b) assuming that you are an initial purchaser of Notes purchasing the Notes at the Issue Price for cash, (i) if at maturity or upon an automatic call the Notes are settled in cash, you will recognize short-term capital gain in an amount equal to the total Put Premium received and (ii) if at maturity you receive the Underlying, you generally will not recognize gain or loss with respect to the Put Premium or the Underlying received; instead, the total Put Premium will reduce your basis in the Underlying. This discussion does not address the U.S. federal income tax consequences of the ownership or disposition of the Underlying that you may receive at maturity. You should consult your tax advisor regarding the potential U.S. federal tax consequences of the ownership and disposition of the Underlying.

There are, however, other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt for the Notes, in which case the timing and character of your income or loss could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the Notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice. Purchasers who are not initial purchasers of Notes at the Issue Price should also consult their tax advisors with respect to the tax consequences of an investment in the Notes, including possible alternative treatments, as well as the allocation of the purchase price of the Notes between the Deposit and the Put Option.

The discussions above and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Put Options and Deposits” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The preceding discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

Consistent with the position described above, below are the portions of each Monthly Coupon payment that we intend, in determining our reporting responsibilities (if any), to treat as attributable to interest on the Deposit and to Put Premium:

Underlyings	Coupon Rate per Annum	Interest on Deposit per Annum	Put Premium per Annum
Class A shares of Apollo Global Management, LLC	7.80%	2.86%	4.94%
Common stock of salesforce.com, inc.	7.55%	2.86%	4.69%
Common stock of Devon Energy Corporation	8.70%	2.86%	5.84%

Information about the Underlyings

Included in the following pages is a brief description of the issuers of each of the Underlyings. This information has been obtained from publicly available sources. Also set forth below is a table that provides the quarterly high and low Closing Prices for each Underlying. We obtained the Closing Price information for each of the Underlyings from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Underlying as an indication of future performance.

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets — Equity Securities — Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Securities Exchange Act of 1934, as amended, are required to file financial and other information specified by the SEC periodically. Such information can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. Information filed with the SEC by the issuer of the Underlying can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified any of the information herein obtained from outside sources.

Apollo Global Management, LLC

According to publicly available information, Apollo Global Management, LLC (the “Company”) is an alternative investment manager that invests in private equity, credit and real estate.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-35107. The Company’s Class A shares representing limited liability company interests are listed on the New York Stock Exchange under the ticker symbol “APO.”

Historical Information

The following table sets forth the quarterly high and low Closing Prices for the Underlying, based on daily Closing Prices on the New York Stock Exchange, as reported by Bloomberg. The Closing Price of the Underlying on September 21, 2018 was $36.07. The Closing Prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. The historical performance of the Underlying should not be taken as an indication of the future performance of the Underlying during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2013	3/31/2013	$24.00	$17.93	$21.64
4/1/2013	6/30/2013	$27.34	$21.76	$24.10
7/1/2013	9/30/2013	$29.78	$23.01	$28.26
10/1/2013	12/31/2013	$34.37	$28.49	$31.61
1/1/2014	3/31/2014	$36.22	$30.44	$31.80
4/1/2014	6/30/2014	$31.82	$24.19	$27.72
7/1/2014	9/30/2014	$27.85	$22.61	$23.84
10/1/2014	12/31/2014	$24.99	$20.89	$23.58
1/1/2015	3/31/2015	$25.69	$21.07	$21.60
4/1/2015	6/30/2015	$23.15	$21.01	$22.15
7/1/2015	9/30/2015	$22.36	$16.72	$17.18
10/1/2015	12/31/2015	$18.97	$14.50	$15.18
1/1/2016	3/31/2016	$17.47	$12.60	$17.12
4/1/2016	6/30/2016	$17.72	$14.48	$15.15
7/1/2016	9/30/2016	$18.90	$14.58	$17.96
10/1/2016	12/31/2016	$20.86	$17.49	$19.36
1/1/2017	3/31/2017	$24.32	$19.68	$24.32
4/1/2017	6/30/2017	$28.42	$24.64	$26.45
7/1/2017	9/30/2017	$31.05	$26.34	$30.10
10/1/2017	12/31/2017	$34.01	$29.01	$33.47
1/1/2018	3/31/2018	$36.78	$29.62	$29.62
4/1/2018	6/30/2018	$32.33	$28.10	$31.87
7/1/2018	9/21/2018*	$36.30	$33.09	$36.07

*       Information for the third calendar quarter of 2018 includes data for the period from July 1, 2018 through September 21, 2018. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2018.

The graph below illustrates the performance of the Underlying from March 30, 2011 to September 21, 2018. The Underlying commenced trading on the New York Stock Exchange on March 30, 2011 and therefore has limited historical performance. The dotted line represents the Conversion Price of $32.46, which is equal to 90.00% of the Initial Underlying Price.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the Underlying based on the daily Closing Price of the Underlying. We obtained the Closing Prices of the Underlying from Bloomberg. We have not independently verified any of the information obtained from Bloomberg. Historical performance of the Underlying is not an indication of future performance. Future performance of the Underlying may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the Underlying will not result in a loss of your principal amount.

salesforce.com, inc.

According to publicly available information, salesforce.com, inc. (the “Company”) is a provider of enterprise cloud computing solutions, with a focus on customer relationship management service offerings.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-32224. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “CRM.”

Historical Information

The following table sets forth the quarterly high and low Closing Prices for the Underlying, based on daily Closing Prices on the New York Stock Exchange, as reported by Bloomberg. The Closing Price of the Underlying on September 21, 2018 was $155.52. The Closing Prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. The historical performance of the Underlying should not be taken as an indication of the future performance of the Underlying during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2013	3/31/2013	$46.59	$40.84	$44.71
4/1/2013	6/30/2013	$47.01	$36.75	$38.18
7/1/2013	9/30/2013	$53.38	$37.80	$51.91
10/1/2013	12/31/2013	$57.31	$49.91	$55.19
1/1/2014	3/31/2014	$66.22	$54.23	$57.09
4/1/2014	6/30/2014	$58.80	$49.13	$58.08
7/1/2014	9/30/2014	$61.21	$52.64	$57.53
10/1/2014	12/31/2014	$64.45	$52.72	$59.31
1/1/2015	3/31/2015	$70.24	$55.11	$66.81
4/1/2015	6/30/2015	$75.71	$65.81	$69.63
7/1/2015	9/30/2015	$74.04	$65.17	$69.43
10/1/2015	12/31/2015	$82.14	$72.91	$78.40
1/1/2016	3/31/2016	$77.05	$54.05	$73.83
4/1/2016	6/30/2016	$83.77	$73.81	$79.41
7/1/2016	9/30/2016	$82.55	$70.05	$71.33
10/1/2016	12/31/2016	$77.77	$68.41	$68.46
1/1/2017	3/31/2017	$83.81	$70.54	$82.49
4/1/2017	6/30/2017	$91.39	$82.31	$86.60
7/1/2017	9/30/2017	$97.71	$86.10	$93.42
10/1/2017	12/31/2017	$108.80	$93.94	$102.23
1/1/2018	3/31/2018	$127.99	$104.03	$116.30
4/1/2018	6/30/2018	$139.80	$115.30	$136.40
7/1/2018	9/21/2018*	$158.18	$137.15	$155.52

*       Information for the third calendar quarter of 2018 includes data for the period from July 1, 2018 through September 21, 2018. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2018.

The graph below illustrates the performance of the Underlying from January 2, 2008 to September 21, 2018. The dotted line represents the Conversion Price of $139.97, which is equal to 90.00% of the Initial Underlying Price.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the Underlying based on the daily Closing Price of the Underlying. We obtained the Closing Prices of the Underlying from Bloomberg. We have not independently verified any of the information obtained from Bloomberg. Historical performance of the Underlying is not an indication of future performance. Future performance of the Underlying may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the Underlying will not result in a loss of your principal amount.

Devon Energy Corporation

According to publicly available information, Devon Energy Corporation (the “Company”) is an energy company engaged primarily in the exploration, development and production of oil, natural gas and natural gas liquids.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-32318. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “DVN.”

Historical Information

The following table sets forth the quarterly high and low Closing Prices for the Underlying, based on daily Closing Prices on the New York Stock Exchange, as reported by Bloomberg. The Closing Price of the Underlying on September 21, 2018 was $40.55. The Closing Prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. The historical performance of the Underlying should not be taken as an indication of the future performance of the Underlying during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2013	3/31/2013	$61.48	$52.46	$56.42
4/1/2013	6/30/2013	$60.17	$51.44	$51.88
7/1/2013	9/30/2013	$59.85	$52.28	$57.76
10/1/2013	12/31/2013	$65.52	$57.97	$61.87
1/1/2014	3/31/2014	$66.93	$57.85	$66.93
4/1/2014	6/30/2014	$79.50	$67.55	$79.40
7/1/2014	9/30/2014	$79.40	$68.18	$68.18
10/1/2014	12/31/2014	$67.20	$52.66	$61.21
1/1/2015	3/31/2015	$66.65	$56.99	$60.31
4/1/2015	6/30/2015	$69.03	$58.82	$59.49
7/1/2015	9/30/2015	$57.87	$36.43	$37.09
10/1/2015	12/31/2015	$47.76	$28.67	$32.00
1/1/2016	3/31/2016	$32.83	$18.65	$27.44
4/1/2016	6/30/2016	$38.80	$26.05	$36.25
7/1/2016	9/30/2016	$45.28	$35.91	$44.11
10/1/2016	12/31/2016	$48.33	$37.69	$45.67
1/1/2017	3/31/2017	$49.01	$38.80	$41.72
4/1/2017	6/30/2017	$43.06	$30.01	$31.97
7/1/2017	9/30/2017	$37.17	$29.54	$36.71
10/1/2017	12/31/2017	$42.58	$34.35	$41.40
1/1/2018	3/31/2018	$44.81	$30.41	$31.79
4/1/2018	6/30/2018	$43.96	$30.35	$43.96
7/1/2018	9/21/2018*	$45.61	$38.81	$40.55

*       Information for the third calendar quarter of 2018 includes data for the period from July 1, 2018 through September 21, 2018. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2018.

The graph below illustrates the performance of the Underlying from January 2, 2008 to September 21, 2018. The dotted line represents the Conversion Price of $34.47, which is equal to 85.00% of the Initial Underlying Price.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the Underlying based on the daily Closing Price of the Underlying. We obtained the Closing Prices of the Underlying from Bloomberg. We have not independently verified any of the information obtained from Bloomberg. Historical performance of the Underlying is not an indication of future performance. Future performance of the Underlying may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the Underlying will not result in a loss of your principal amount.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the initial issue price less the underwriting discount indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We expect that delivery of the Notes will be made against payment for the Notes on the Settlement Date indicated on the cover of this pricing supplement, which is expected to be more than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will initially settle in more than two business days, to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.

The Notes are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended from time to time, “MiFID”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended from time to time), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended from time to time, including by Directive 2010/73/EU). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such Notes or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of August 20, 2018, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on August 20, 2018, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated August 20, 2018, which has been filed as an exhibit to the report on Form 6-K referred to above.